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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G
                                 (RULE 13d-102)

           INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO
               RULES 13d-1(b)(c), AND (d) AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)


                               (AMENDMENT NO. 4)


                                 Stratasys, Inc.
                                (Name of Issuer)

                          Common Stock, $.01 par value
                         (Title of Class of Securities)


                                   862685 10 4
                                 (CUSIP Number)



Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

    [ ] Rule 13d-1(b)

    [ ] Rule 13d-1(c)

    [ ] Rule 13d-1(d)
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CUSIP NO. 862685 10 4                 13G                      PAGE 2 OF 9 PAGES

1)  NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Ralph E. Crump
--------------------------------------------------------------------------------
2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *
                                                              (a) [ ]
                                                              (b) [X]
--------------------------------------------------------------------------------
3)  SEC USE ONLY

--------------------------------------------------------------------------------
4)  CITIZENSHIP OR PLACE OF ORGANIZATION

     United States
--------------------------------------------------------------------------------
                 5)  SOLE VOTING POWER
                         162,290
 NUMBER OF       ---------------------------------------------------------------
  SHARES         6)   SHARED VOTING POWER
BENEFICIALLY             -0-
 OWNED BY        ---------------------------------------------------------------
   EACH          7)   SOLE DISPOSITIVE POWER
 REPORTING               162,290
  PERSON         ---------------------------------------------------------------
   WITH          8)   SHARED DISPOSITIVE POWER
                         -0-
--------------------------------------------------------------------------------
9)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      316,455
--------------------------------------------------------------------------------
10)  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES *

                                                                      [ ]
--------------------------------------------------------------------------------
11)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     5.2%
--------------------------------------------------------------------------------
12)  TYPE OF REPORTING PERSON *

     IN
--------------------------------------------------------------------------------
*SEE INSTRUCTION BEFORE FILLING OUT!
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CUSIP NO. 862685 10 4                 13G                      PAGE 3 OF 9 PAGES

1)  NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Marjorie L. Crump
--------------------------------------------------------------------------------
2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *
                                                              (a) [ ]
                                                              (b) [X]
--------------------------------------------------------------------------------
3)  SEC USE ONLY

--------------------------------------------------------------------------------
4)  CITIZENSHIP OR PLACE OF ORGANIZATION

     United States
--------------------------------------------------------------------------------
                 5)  SOLE VOTING POWER
                         154,165
 NUMBER OF       ---------------------------------------------------------------
  SHARES         6)   SHARED VOTING POWER
BENEFICIALLY             -0-
 OWNED BY        ---------------------------------------------------------------
   EACH          7)   SOLE DISPOSITIVE POWER
 REPORTING               154,165
  PERSON         ---------------------------------------------------------------
   WITH          8)   SHARED DISPOSITIVE POWER
                         -0-
--------------------------------------------------------------------------------
9)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      316,455
--------------------------------------------------------------------------------
10)  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES *

                                                                      [ ]
--------------------------------------------------------------------------------
11)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     5.2%
--------------------------------------------------------------------------------
12)  TYPE OF REPORTING PERSON *

     IN
--------------------------------------------------------------------------------
*SEE INSTRUCTION BEFORE FILLING OUT!

                                                               PAGE 4 OF 9 PAGES

ITEM 1(a).  NAME OF ISSUER:  Stratasys, Inc.

ITEM 1(b).  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                 14950 Martin Drive
                 Eden Prairie, MN  55344

ITEM 2(a).  NAME OF PERSON FILING:  Ralph E. Crump

ITEM 2(b).  ADDRESS OF PRINCIPAL BUSINESS OFFICE, OR IF NONE, RESIDENCE:

                 28 Twisted Oak Circle
                 Trumbull, CT  06611

ITEM 2(c).  CITIZENSHIP:  United States.

ITEM 2(d).  TITLE OF CLASS OF SECURITIES:  Common Stock, $.01 par value

ITEM 2(e).  CUSIP NUMBER:  862685 10 4

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b), OR 13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

                 Not Applicable

ITEM 4.          OWNERSHIP:

                 (a) Amount Beneficially Owned: Mr. Crump may be deemed to beneficially owns 162,290 shares of the Issuer's common stock. These shares are owned of record by Mr. Crump and are shares for which he has the sole voting and dispositive power. Mr. Crump disclaims beneficial ownership of 154,165 common shares held of record by his wife, Marjorie Crump, and this report shall not be deemed an admission that the reporting person is the beneficial owner of such securities for purposes of Section 13 or for any purpose.

                 (b) Percent of Class: Mr. Crump may be deemed to own approximately 5.2% of the Issuer's total common stock outstanding.

                 (c) Reference is made to Numbers 5-8 of the Cover Sheet.

ITEM 5.          OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

                             Not Applicable.
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                                                               PAGE 5 OF 9 PAGES


ITEM 6.          OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
                 PERSON.

                 Not Applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

                 Not Applicable.

ITEM 8.          IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

                 Not Applicable.

ITEM 9.          NOTICE OF DISSOLUTION OF GROUP.

                 Not Applicable.

ITEM 10.         CERTIFICATION.

                 Not Applicable.
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                                                               PAGE 6 OF 9 PAGES

ITEM 1(a).  NAME OF ISSUER:  Stratasys, Inc.

ITEM 1(b).  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                 14950 Martin Drive
                 Eden Prairie, MN  55344

ITEM 2(a).  NAME OF PERSON FILING:  Marjorie L. Crump

ITEM 2(b).  ADDRESS OF PRINCIPAL BUSINESS OFFICE, OR IF NONE, RESIDENCE:

                 28 Twisted Oak Circle
                 Trumbull, CT  06611

ITEM 2(c).  CITIZENSHIP:  United States.

ITEM 2(d).  TITLE OF CLASS OF SECURITIES:  Common Stock, $.01 par value

ITEM 2(e).  CUSIP NUMBER:  862685 10 4

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b), OR 13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

                 Not Applicable

ITEM 4.          OWNERSHIP:

                 (a) Amount Beneficially Owned: Mrs. Crump may be deemed to beneficially own 154,165 shares of the Issuer's common stock. These shares are owned of record by Mrs. Crump and are shares for which she has the sole voting and dispositive power. Mrs. Crump disclaims beneficial ownership of 162,290 common shares held of record by her husband, Ralph Crump, and this report shall not be deemed an admission that the reporting person is the beneficial owner of such securities for purposes of Section 13 or for any purpose.

                 (b) Percent of Class: Mrs. Crump may be deemed to own approximately 5.2% of the Issuer's total common stock outstanding.

                 (c) Reference is made to Numbers 5-8 of the Cover Sheet.

ITEM 5.          OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

                             Not Applicable.
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                                                               PAGE 7 OF 9 PAGES


ITEM 6.          OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
                 PERSON.

                 Not Applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

                 Not Applicable.

ITEM 8.          IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

                 Not Applicable.

ITEM 9.          NOTICE OF DISSOLUTION OF GROUP.

                 Not Applicable.

ITEM 10.         CERTIFICATION.

                 Not Applicable.
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                                                               PAGE 8 OF 9 PAGES


                                    SIGNATURE





        After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                                  Date:   2/16/99


                                                  /s/  Ralph E. Crump
                                                  ---------------------------
                                                    Ralph E. Crump
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                                                               PAGE 9 OF 9 PAGES





                                    SIGNATURE





        After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                                 Date:  2/16/99



                                                 /s/ Marjorie L. Crump
                                                 -------------------------------
                                                  Marjorie L. Crump